Exhibit 8.2

October 22, 2007

U.S.B. Holding Co., Inc.

100 Dutch Hill Road

Orangeburg, New York 10962

Re:	Merger of U.S.B. Holding Co., Inc. into KeyCorp

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of U.S.B. Holding Co., Inc., a Delaware corporation (the “Company”), with and into KYCA LLC (“Merger Sub”), a Delaware LLC and a wholly-owned subsidiary of KeyCorp (“Acquiror”), an Ohio corporation, with Merger Sub as the surviving corporation (the “Surviving Corporation”). The Merger will be effected pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 22, among Acquiror, Merger Sub and the Company (the “Merger Agreement”). The Merger and related transactions are described in the Merger Agreement and in the Proxy Statement/Prospectus (the “Proxy Statement”) included in Acquiror’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement.

In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of Acquiror, Merger Sub and the Company as we have deemed appropriate. We will also rely, without independent verification, upon letters of Acquiror, Merger Sub and the Company to Thacher Proffitt & Wood LLP, dated as of the Effective Date, containing certain tax representations. We will assume that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by Acquiror, Merger Sub and the Company in the foregoing certificates will be true, correct and complete, and will be true, correct, and complete at the Effective Time, and as to statements qualified by the best of knowledge of the management of Acquiror, Merger Sub and the Company, will be consistent with the underlying facts as of the Effective Time. In addition, we will have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

U.S.B. Holding Co., Inc.

October 22, 2007	Page 2

Based on and subject to the foregoing, it is our opinion that, for Federal income tax purposes, under current law:

(1) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Each of Company, Acquiror and Merger Sub will be a party to that reorganization within the meaning of Section 368(b) of the Code.

(2) No gain or loss will be recognized by stockholders of Company who receive shares of Acquiror Common Stock in exchange for Company Common Stock, except with respect to cash received in lieu of fractional share interests.

(3) The basis of the Acquiror Common Stock (including any fractional shares thereof deemed for tax purposes to be issued and then redeemed by Acquiror) by a holder of Company Common Stock pursuant to the Merger will be the same as the basis of the Company Common Stock surrendered in exchange therefor, increased by any gain recognized by such holder of Company Common Stock (including any portion of the gain treated as a dividend) and decreased by the amount of cash received by such holder.

(4) Provided that the Company Common Stock surrendered in the Merger is held as a capital asset at the Effective Time, the holding period of the Acquiror Common Stock received by a holder of Company Common Stock in exchange for such Company Common Stock pursuant to the Merger will include the period during which such holder held such Company Common Stock.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger and the Parent Merger or of any transaction related thereto or contemplated by the Merger Agreement. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “The Merger — Material Federal Income Tax Consequences of the Merger” in the Proxy Statement which is a part of the Registration Statement.

Very truly yours,